AMENDMENT NO. 49
TO THE AGREEMENT AND
DECLARATION OF TRUST
OF
GOLDMAN SACHS TRUST
     This AMENDMENT NO. 49 to the AGREEMENT AND DECLARATION OF TRUST (the “Declaration”) as amended, dated the 28th day of January, 1997 of Goldman Sachs Trust (the “Trust”) was made by the Trustees as of June 19, 2008:
     RESOLVED, that Goldman Sachs Trust’s Declaration of Trust dated January 28, 1997 (the “Declaration”) be amended as contemplated in Article V, Section 2 thereof by abolishing Goldman Sachs Global Currency Fund and the Goldman Sachs Taxable Satellite Portfolio (collectively, the “Funds”), two series of the Goldman Sachs Trust; and be it further;
     RESOLVED, that the Declaration be further amended as contemplated in Article V, Section 2 by abolishing Class A, Class C and Institutional Shares of the Funds; and be it further;
     RESOLVED, that the President, any Vice President or Senior Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of Goldman Sachs Trust be, and each of them hereby is, authorized and directed to execute an instrument in writing incorporating the aforesaid amendments and to cause the same to be filed wherever in the discretion of such officer such filing is appropriate.

/s/ Peter Bonanno Peter Bonanno
as Secretary of the Trust